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                                 EMPLOYEE COVENANTS


This Agreement dated June 16, 1998 by and between Ken Hammond residing at 8 Susan Lane, Byron Twsp, N.J. 07821 hereinafter referred to as Employee and National Medical Health Card Systems, Inc. located at 26 Harbor Park Drive, Port Washington, N.Y. 11050, hereinafter referred to as Employer.

Whereas, Employer shares its premises with various affiliates including but not limited to Sandata, Inc. and Medical Arts Office Services Inc. Employee will have access to Confidential Matter as set forth in section 6 hereof (currently existing and/or hereafter created parents, subsidiaries, and affiliates, including but not limited to those mentioned in the pre-existing sentence shall be referred to herein each individually and collectively as "Affiliates") not only of Employer, but of Affiliates as well; and

Whereas, Employer, and Affiliates, are in the businesses involving the application of innovative computer technology to solve business problems by reviewing operations, defining needs, recommending solutions, developing, installing, and supporting computer systems and software, and providing computer related services; and

Whereas, Employee is to provide services to Employer,in a position of confidence and trust; and

Whereas, Employer, shall provide Employee with valuable training and experience; and

Whereas, Employee will have access to Confidential Matter, as hereinafter defined, including, but not limited to, trade secrets and proprietary information of Employer, and Affiliates; and

Now, therefore, Employer and Employee agree, in consideration of the mutual covenants and agreements contained herein and other valuable consideration, as follows.

1. PROVISION OF SERVICES:

          On the terms and conditions herein set forth, Employer, hereby engages Employee, and Employee agrees to be so engaged, as part of the staff of Employer. Employee shall perform such duties and discharge such responsibilities as shall be assigned to him/her from time to time by the management of Employer, in a manner satisfactory to Employer. Employee hereby agrees to devote his/her full business time to the business of Employer.





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2. COMPENSATION:

          Employer, agrees to compensate Employee for the services which are rendered satisfactorily at a mutually agreed upon rate and as long as there is no violation of this Agreement. Such compensation shall be subject to periodic review and adjusted by Employer, in such manner and amount as Employer, deems proper, without necessity for a written amendment or modification hereto.

3. FRINGE BENEFITS:

          Employer, shall provide Employee fringe benefits of the same nature and kind as are provided to other staff at a similar level of experience and responsibility. Such fringe benefits shall be subject to periodic review and adjustment by the management of Employer, in such manner and amount as it deems proper and are subject to change by Employer as long as such change affects employees similarly situated in a similar manner.

4. TERMINATION:

          Either party hereto may terminate this Agreement with or without cause at any time upon notice to the other. The time from beginning of employment until termination of employment shall be referred to as the Employment Period.

5. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE:

          Employee represents and warrants to Employer that Employee is under no contract, restriction or obligation which is inconsistent with execution of this Agreement or the performance of his/her duties hereunder. Employee hereby agrees to indemnify Employer and Affiliates in connection with any of the following:

          (1) Any breach of the foregoing representations and warranties; (ii) any lawsuit or other legal proceeding in which it is claimed that the employee has breached any trust, confidence or duty of loyalty, etc.; (iii) any action or matter relating to the above representations and warranties.

6. CONFIDENTIAL INFORMATION:

          Employee hereby acknowledges that in the course of Employee's employment by Employer, Employee will be exposed to valuable confidential and trade secret information of Employer and Affiliates ("Confidential Matter"). Employee agrees to treat all such information as confidential and to take all necessary precautions against disclosure of such information to third parties.

          All confidential information which Employee may now possess or may obtain during the Employment Period relating to the business of the Employer or Affiliates, their customers or suppliers shall not be published, disclosed or made accessible by him/her to any other person firm or corporation either during or after termination of his/her employment, or be used by him/her except in the business and for the benefit of the Employer or Affiliates unless the Employer or Affiliates as the case may be, shall have given its prior written permission. employee shall deliver all tangible evidence of such confidential information to the Employer or Affiliates prior to or at the termination or his/her employment.





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7. LOYALTY TO EMPLOYER:

          In consideration of (a) the unique and valuable services it is expected that Employee will render to Employer and (b) the knowledge Employee will obtain of the business, services, customers, trade secrets and other proprietary information relating to the business of the Employer and Affiliates and their customers and suppliers, including, without limitation, computer programs, Employee agrees that he/she will not during the Employment Period, and for a period of one (1) year following, whether his/her employment terminates with or without cause, whether voluntarily or not on the part of the Employee, participate in (as hereinafter defined in this Section 7) any other business or organization which competes with, or is engaged in business similar to that of the Employer or Affiliates. The term "Participates In" shall mean "directly or indirectly, for his/her own benefit or for, either or through any person, firm or corporation, own manage, operate control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise with, or acquiesce in the use of his/her name in."

          During the Employment Period and, for a period of two (2) years thereafter, Employee will not directly or indirectly reveal the name of, solicit, or interfere with or endeavor to entice away from the Employer or Affiliates any of their customers, employees or consultants. For purposes of this Agreement, the term Customers shall mean (i) any person, firm, corporation, joint venture, partnership or other entity which does business with the Employer or Affiliates at any time during the Employment Period or has done business with the Employer or Affiliates within 2 years immediately prior to the commencement thereof (ii) any prospects which have been or are being solicited by the Employer or Affiliates or who have approached the Employer or Affiliates to engage their service or whose name appears on any list of prospects maintained by the Employer or Affiliates at any time during the Employment Period.


8. COVENANTS TO REPORT; PATENTS, ETC.:

          a. The Employee shall promptly communicate and disclose to Employer all inventions, discoveries, improvements and new writings, in any form whatsoever, (hereinafter "Inventions") including, without limitation, all software, programs, routines, techniques, procedures, training aides and instructional manuals conceived, developed or made by him/her during his/her employment by Employer, and for a period of two years thereafter whether solely or jointly with others, and whether or not patentable or copyrightable, (A) which relate to any matters or business of the type carried on or being developed by Employer or Affiliates, or (B) which result from or are suggested by any work done by him/her in the course of his/her employment by Employer. The Employee shall also promptly communicate and disclose to Employer all other data obtained by him/her concerning the business or affairs of Employer or Affiliates in the course of his/her employment by Employer.

          b. The Employee will assign to Employer all right in the Inventions and will assist Employer or its designee during and subsequent to his/her employment, at Employer's sole expense, in filing patent and/or copyrights for, such Inventions in any and all countries, and will assign to the Employer all such patents and/or copyrights which may issue thereon, said Inventions to be and remain the sole and exclusive property of Employer or its designee whether or not patented and/or copyrighted.

          c. Any Invention which is competitive with the business conducted by Employer or Affiliates at the date of termination or business activity being developed by Employer or Affiliates at termination, conceived, developed or made by the Employee within one (1) year of the termination of his/her employment, whether such termination of employment is voluntary or involuntary, shall be deemed to have arisen out of and been conceived, developed or made by the Employee during his/her employment by Employer, unless established to have been conceived, developed or made after the termination of such




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          employment.

9. ENFORCEMENT:

          Since a breach of the provisions of this Section 6, 7 & hereof could not adequately be compensated by money damages, the Employer and/or Affiliates shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case, no bond or other security shall be required in connection therewith, and Employee hereby consents to the issuance of such injunction and in any application for injunction will not plead a defense of adequate remedy at law. Employee agrees that the provisions of this
     Section 9 are necessary and reasonable to protect the Employer and Affiliates in the conduct of their businesses. If any restriction contained in Sections 6, 7 & 8 shall be deemed to be invalid, illegal or unenforceable, then the remainder of such Sections shall be enforceable to the fullest extent deemed appropriate by such court.

10. MISCELLANEOUS:

          a. This Agreement and all provisions hereof shall bind and inure to the benefit of Employer, Employee and their respective heirs, successors, personal representatives and assigns.

          b. This Agreement and all questions arising hereunder shall be governed by the laws of the State of New York.

          c. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, such provision may be severed and enforced to the extent possible and such invalidity, illegality or unenforceability shall not affect the remainder of this Agreement.

          d. This constitutes the entire Agreement between the parties with respect to the subject matter; all prior agreements, representations, statements, negotiations and undertakings are superseded hereby.

          e. No amendment to this Agreement shall be effective unless it is in writing and signed by both parties, except as specifically provided herein.

          f. All of Employees obligations hereunder shall inure to the benefit of Affiliates of Employer and the provisions of Sections 6, 7, 8 & 9 may be enforced by Affiliates.

          g. The failure by the Employer or Affiliates at any time or times to require strict performance by Employee of any provisions hereof shall in no manner affect its right at a later time to enforce the same. No waiver by the Employer or its Affiliates of any condition or the breach of any term contained in this Agreement, whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other term of this Agreement.


IN WITNESS WHEREOF, the parties have duly executed this Agreement effective the day and year first above set forth.



                                     National Medical Health Card Systems, Inc.


                                     BY: /s/ Richard Wilson


                                     Employee:   /s/ Ken Hammond